UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2022

CARDLYTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38386		26-3039436
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)
675 Ponce de Leon Avenue NE, Suite 6000	Atlanta	Georgia	30308
(Address of principal executive offices, including zip code)
	(888)	798-5802
(Registrant's telephone, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	CDLX	The Nasdaq Stock Market LLC
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On July 20, 2022, Cardlytics, Inc. (the “Company”) issued a press release, which included an update to its billings, revenue and adjusted contribution guidance for the quarter ended June 30, 2022. The Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information included in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Resignation of Lynne M. Laube as Chief Executive Officer
On July 15, 2022, Lynne M. Laube notified the Company of her intent to resign as the Company’s Chief Executive Officer, effective as of September 1, 2022 (the “Transition Date”), and that Ms. Laube would remain employed in an advisory capacity to support a transition of responsibilities through May 31, 2024. Ms. Laube concurrently notified the Company that she does not intend to stand for reelection at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). Ms. Laube’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with Ms. Laube’s departure, on July 18, 2022, the Company and Ms. Laube entered into a Transition Agreement (the “Laube Transition Agreement”) that replaces the existing separation agreement with Ms. Laube. The Laube Transition Agreement provides that on the Transition Date, Ms. Laube will remain an employee of the Company and begin serving as an advisor to the Chief Executive Officer until May 31, 2023 (the “First Advisory Period”). After Ms. Laube’s service as advisor to the Chief Executive Officer, she will continue to serve as an employee of the Company and general advisor for one year, ending May 31, 2024, consistent with her prior separation agreement (the “Second Advisory Period,” and together with the First Advisory Period, the “Advisory Period”). During the Advisory Period, Ms. Laube will be paid 90% of her salary, with the remaining 10% of her salary retained by the Company and paid at the end of the Advisory Period. Additionally, Ms. Laube will be eligible for a prorated portion (based on her time served as Chief Executive Officer) of her third quarter 2022 bonus and annual 2022 bonus, if bonuses for such periods are paid based on Company performance. The Laube Transition Agreement contains a release and certain restrictive covenants that are binding upon Ms. Laube.
The foregoing description of the Laube Transition Agreement is not complete and is qualified in its entirety by reference to the Laube Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.
Appointment of Karim Temsamani as Chief Executive Officer
On July 18, 2022, the Board of Directors of the Company (the “Board”) approved the appointment of Karim Temsamani as the Company’s Chief Executive Officer and principal executive officer, effective September 1, 2022 (the “Hire Date”). In connection with Mr. Temsamani’s appointment, on July 18, 2022, the Company and Mr. Temsamani entered into an Offer Letter, a Severance Agreement (the “Temsamani Severance Agreement”) and an Employment Covenants Agreement, each effective as of the Hire Date. Pursuant to the Offer Letter, Mr. Temsamani will have a starting annual salary of $500,000 and will be granted restricted stock units for a number of shares equal to $20.0 million divided by the 30-trailing-trading-day average stock price ending on the trading day prior to the Hire Date (the “RSU Award”). 25% of the RSU Award shall vest on the first anniversary of the Hire Date, and the remaining 75% of the RSU Award shall vest quarterly over the following three (3) years, subject to continuous service with the Company as of each respective vesting date. In addition to the RSU Award, Mr. Temsamani will receive a signing bonus of $250,000 and will be eligible to participate in the Cardlytics Bonus Plan at an annual target of 75% of his base salary.
The Temsamani Severance Agreement entitles Mr. Temsamani to twelve (12) months of base salary, the prorated portion of his quarterly bonus for the then-current quarter if paid to other executives, the pro-rated portion of his annual bonus if paid to other executives, and continued medical benefits for twelve (12) months, if the Company terminates Mr. Temsamani Without Cause or Mr. Temsamani resigns for Good Reason, as those terms are defined in the Temsamani Severance Agreement. Further, if Mr. Temsamani is terminated by the Company Without Cause or Mr. Temsamani resigns for Good Reason within three (3) months before a Change in Control (as defined in the Company’s 2018 Equity Inducement Plan) or within one year following a Change in Control, then 100% of his unvested shares shall immediately accelerate and become vested and exercisable. In the event Mr. Temsamani is terminated by the Company Without Cause or Mr. Temsamani resigns for Good Reason (as such terms are defined in the Temsamani Severance Agreement) prior to the one-year anniversary of the Start Date, then 25% of the RSU Award shall accelerate and fully vest on the date of termination. Acceleration of the RSU Award shall be subject to delivery to the Company of an executed and effective release of all claims in favor of the Company.

If at any time prior to the Hire Date the Company (a) terminates the Offer Letter other than due to Cause (as defined in the Temsamani Severance Agreement), or (b) consummates a Change in Control (as defined in the Inducement Plan), then the Company will make Mr. Temsamani a contractor for the purpose of granting him restricted stock units with a value of $5,000,000 (the “Termination RSUs”). The Termination RSUs will be fully vested upon grant. To determine the number of Termination RSUs, the Company will use $5,000,000 divided by a 30-trailing-trading-day average stock price ending on the trading day prior to the date that either the Offer Letter is terminated or the Change in Control, as applicable. Issuance of the Termination RSUs shall be subject to delivery to the Company of an executed and effective release of all claims in favor of the Company.
The foregoing description of the Offer Letter and the Temsamani Severance Agreement is not complete and is qualified in its entirety by reference to the Offer Letter and the Temsamani Severance Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.
Karim Temsamani, age 49, has served as the Head of Global Partnerships at Stripe since November 2021. Prior to this role, Mr. Temsamani served as Head of Banking and Financial Products at Stripe since April 2019. Prior to his time at Stripe, Mr. Temsamani held numerous positions of increasing responsibility at Google from 2007 to April 2019, including President of Google’s Asia-Pacific division from December 2012 through April 2019 and VP, Global Head of Mobile from August 2010 through December 2012. Mr. Temsamani holds a bachelor’s degree in International Affairs from European Business School Paris.
Board of Directors Changes
In connection with the appointment of Mr. Temsamani as Chief Executive Officer, on July 18, 2022, the Board also approved the appointment of Mr. Temsamani to the Board, effective on the Hire Date and conditioned upon Mr. Temsamani becoming an employee of the Company. Mr. Temsamani will serve as a Class II director whose term will expire at the 2023 Annual Meeting. Mr. Temsamani does not have any family relationships with any of the Company’s directors or executive officers, is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K, and was not appointed pursuant to any arrangement or understanding with any other person.
The Board also approved the continuation of Ms. Laube as a Director until the 2023 Annual Meeting.
Stock Grant
On July 18, 2022, the Board approved a grant of restricted stock units for Andy Christiansen, the Company’s Chief Financial Officer, for a number of shares equal to $700,000 divided by the 30-trailing-trading-day average stock price ending on the date of the grant (the “CFO Award”). 100% of the CFO Award shall vest on the first anniversary of the grant date. Additionally, in the event of Mr. Christiansen is terminated by the Company Without Cause or Mr. Christiansen resigns for Good Reason (as such terms are defined in his existing severance agreement) prior to the anniversary of the grant date, the CFO Award shall accelerate and fully vest on the date of termination.
Adoption of Inducement Plan
On July 18, 2022, the Board adopted the Cardlytics, Inc. Inducement Plan (the “Inducement Plan”). The Board also adopted a form of stock option grant notice and agreement and a form of restricted stock unit grant notice and agreement (the “Award Agreements”) for use with the Inducement Plan. A total of 1,500,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), have been reserved for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits, or other changes in the Company’s Common Stock or capital structure.
The purpose of the Inducement Plan is to secure the services of eligible employees, to provide incentives for such eligible employees to exert maximum efforts for the success of the Company, and to provide such eligible employees an opportunity to benefit from increases in value of the Company’s Common Stock through the granting of certain stock awards. The Inducement Plan was approved by the Compensation Committee without stockholder approval pursuant to Nasdaq Stock Market Listing Rule 5635(c)(4), and is to be utilized exclusively for the grant of stock awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company) as an inducement material to such individual’s entry into employment with the Company, within the meaning of Nasdaq Listing Rule 5635(c)(4).
The Inducement Plan will be administered by the Board and the Company’s Compensation Committee. Stock awards under the Inducement Plan may only be granted by (i) the Compensation Committee, or (ii) another committee of the Board composed solely of at least a majority of the members of the Board who meet the requirements for independence under the Nasdaq Stock Market Listing Rules (“Independent Directors”) (the foregoing subsections (i) and (ii) are collectively referred to as the “Committee”).
The Committee may choose to grant (i) nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, and (v) other stock awards to eligible recipients, with each grant to be evidenced by an award agreement setting forth the terms and conditions of the grant as determined by the Committee in accordance with the terms of the Inducement Plan.

The foregoing description of the Inducement Plan and Award Agreements is not complete and is qualified in its entirety by reference to the text of the Inducement Plan and Award Agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, respectively.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits

Exhibit	Exhibit Description
10.1	2022 Inducement Plan
10.2	Form of option grant notice and agreement under 2022 Inducement Plan
10.3	Form of restricted stock unit grant notice and agreement under 2022 Inducement Plan
99.1	Press release dated July 20, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardlytics, Inc.

Date:	July 20, 2022	By:	/s/ Andrew Christiansen
Andrew Christiansen
Chief Financial Officer (Principal Financial and Accounting Officer)